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                                                                  Exhibit (a)(9)




                 HARNISCHFEGER COMMENCES $19 PER SHARE ALL-CASH
                        TENDER OFFER FOR GIDDINGS & LEWIS

         MILWAUKEE, April 28, 1997 -- Harnischfeger Industries, Inc. (NYSE: HPH) today commenced its all-cash tender offer announced Friday, April 25, for all shares of Giddings & Lewis, Inc. (Nasdaq: GIDL) at a price of $19 per share.

         Tender offer materials are being filed with the U.S. Securities and Exchange Commission and will be sent to holders of G & L shares.

         The tender offer and withdrawal rights will expire at 12:00 midnight on May 23, 1997, unless extended.

                                      # # #

         Harnischfeger Industries, Inc. (NYSE: HPH) is an international holding com-pany with business segments involved in the manufacture and distribution of equipment for underground mining (Joy Mining Machinery), surface mining (P&H Mining Equipment), pulp and papermaking (Beloit Corporation), and material handling (P&H Material Handling).